Exhibit 99.1
G-III APPAREL GROUP, LTD.

For:	G-III Apparel Group, Ltd.

Contact: Investor Relations James Palczynski (203) 682-8229

G-III Apparel Group, Ltd. Wayne S. Miller, Chief Operating Officer (212) 403-0500
G-III APPAREL GROUP, LTD. ANNOUNCES FIRST QUARTER
FISCAL 2012 RESULTS
—Net Sales Increase 28% to $197 million—
— Net Loss per Share Lowered to $(0.03) from $(0.07) Last Year—
— Reiterates Full Year Fiscal 2012 Net Sales and Earnings Guidance —
     New York, New York — June 6, 2011 — G-III Apparel Group, Ltd. (NasdaqGS: GIII) today announced operating results for the first quarter of fiscal 2012.
     For the quarter ended April 30, 2011, G-III reported that net sales increased by 28% to $196.9 million from $154.3 million in the year-ago period. The Company’s net loss for the first quarter was $0.5 million, or $0.03 per share, compared to a net loss of $1.4 million, or $0.07 per share, in the prior year’s comparable period.
     Morris Goldfarb, G-III’s Chairman and Chief Executive Officer, said, “We continue to be pleased with the growth and health of our core businesses and with the handbag and luggage opportunities we have for the upcoming Fall season.”
     Mr. Goldfarb continued, “We have achieved our booking targets, built the capability to launch a significant and compelling business in the handbag and luggage categories, and continued to improve our ability to execute more effectively and efficiently through expansion and enhancement of our operating infrastructure.”
     Mr. Goldfarb concluded, “We believe that our diversification by category will drive our long-term growth. The development of our business is well supported by a strong balance sheet, strategic partnerships, and a highly capable management team. We look forward to demonstrating our ability to drive value to our stakeholders.”
Outlook
     The Company today reiterated its prior guidance for the full fiscal year ending January 31, 2012 and continues to forecast net sales of approximately $1.2 billion and net income of between $64.5 million and $66.5 million, or a range of $3.15 and $3.25 per diluted share. The

Company also continues to project EBITDA for fiscal 2012 to increase approximately 14% to 18% to approximately $117 million to $121 million. EBITDA should be evaluated in light of the Company’s financial results prepared in accordance with US GAAP. A reconciliation of EBITDA to net income in accordance with US GAAP is included in a table accompanying the condensed financial statements in this release.
     For its second fiscal quarter ending July 31, 2011, the Company is forecasting net sales of approximately $215 million compared to $189.0 million in the comparable quarter last year. The Company is also forecasting net income for the second fiscal quarter between $3.7 million and $4.5 million, or between $0.18 and $0.22 per diluted share, compared to net income of $3.0 million, or $0.15 per diluted share, in last year’s second quarter.
About G-III Apparel Group, Ltd.
G-III is a leading manufacturer and distributor of outerwear, dresses, sportswear and women’s suits, as well as handbags and luggage, under licensed brands, our own brands and private label brands. G-III sells outerwear and dresses under our own Andrew Marc, Marc New York and Marc Moto brands and has licensed these brands to select third parties in certain product categories. G-III has fashion licenses under the Calvin Klein, Sean John, Kenneth Cole, Cole Haan, Guess?, Jones New York, Jessica Simpson, Vince Camuto, Nine West, Ellen Tracy, Tommy Hilfiger, Levi’s and Dockers brands and sports licenses with the National Football League, National Basketball Association, Major League Baseball, National Hockey League, Touch by Alyssa Milano and more than 100 U.S. colleges and universities. Our other owned brands include Jessica Howard, Eliza J, Black Rivet, G-III, G-III Sports by Carl Banks and Winlit. G-III also operates retail outlet stores under our Wilsons Leather name and is a party to a joint venture that operates retail outlet stores under the Vince Camuto name.
     Statements concerning G-III’s business outlook or future economic performance, anticipated revenues, expenses or other financial items; product introductions and plans and objectives related thereto; and statements concerning assumptions made or expectations as to any future events, conditions, performance or other matters are “forward-looking statements” as that term is defined under the Federal Securities laws. Forward-looking statements are subject to risks, uncertainties and factors which include, but are not limited to, reliance on licensed product, reliance on foreign manufacturers, risks of doing business abroad, the current economic and credit environment, the nature of the apparel industry, including changing customer demand and tastes, customer concentration, seasonality, risks of operating a retail business, customer acceptance of new products, the impact of competitive products and pricing, dependence on existing management, possible disruption from acquisitions and general economic conditions, as well as other risks detailed in G-III’s filings with the Securities and Exchange Commission. G-III assumes no obligation to update the information in this release.

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
(NASDAQGS: GIII)
CONSOLIDATED STATEMENTS OF OPERATIONS AND
SELECTED BALANCE SHEET DATA
(In thousands, except per share amounts)

	First Quarter Ended April 30,
	(Unaudited)
	2011	2010
Net sales	$196,871	$154,278

Cost of sales	137,416	105,241

Gross profit	59,455	49,037

Selling, general and administrative expenses	57,925	49,682

Depreciation and amortization	1,524	1,280

Operating profit (loss)	6	(1,925)

Equity in loss of joint venture	99	—

Interest and financing charges, net	759	362

Loss before income taxes	(852)	(2,287)

Income tax benefit	(332)	(915)

Net loss	$(520)	$(1,372)

Net loss per common share:

Basic and Diluted	$(0.03)	$(0.07)

Weighted average shares outstanding (Basic and Diluted)	19,719	18,903

	At April 30,
	2011	2010
Balance Sheet Data (in thousands):
Cash	$12,701	$17,869
Working Capital	239,907	173,816
Inventory	167,751	100,006
Total Assets	420,844	300,370
Short-term Revolving Debt	35,000	17
Total Stockholders’ Equity	306,092	235,176

G-III APPAREL GROUP, LTD. AND SUBSIDIARIES
RECONCILIATION OF EBITDA TO ACTUAL AND FORECASTED NET INCOME
(In thousands)
(Unaudited)

	Forecasted	Actual
	Twelve Months Ending	Twelve Months Ended
	January 31, 2012	January 31, 2011
EBITDA, as defined	$117,000 - $121,000	$102,665
Depreciation and amortization	8,400	5,733
Interest and financing charges, net	4,300	4,027
Income tax expense	39,800 - 41,800	36,223

Net income	$64,500 - $66,500	$56,682

     EBITDA is a “non-GAAP financial measure” which represents earnings before depreciation and amortization, interest and financing charges, net, and income tax expense. EBITDA is being presented as a supplemental disclosure because management believes that it is a common measure of operating performance in the apparel industry. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles.

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